UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     February 22, 2005

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Central Vermont Public Service Corporation (referred to as the 'Company' or 'we' or 'our') has a 2 percent ownership interest in Connecticut Yankee Atomic Power Corporation, which is conducting decommissioning activities of its shut down nuclear plant. We are responsible for paying our equity ownership percentage of decommissioning costs and all other costs for the plant. Costs currently billed by Connecticut Yankee are based on its most recent Federal Energy Regulatory Commission ("FERC")-approved rates, which became effective February 1, 2005 for collection through 2010 subject to refund.

Connecticut Yankee collects decommissioning and closure costs through these FERC-approved wholesale rates which are charged under power agreements with several New England utilities, including us. Historically, our share of these costs has been recovered from our retail customers through Vermont Public Service Board ("PSB")-approved rates. Based on the regulatory process, management believes its share of decommissioning and closure costs will continue to be recovered through the regulatory process. However, there is a risk that FERC may not allow full recovery of Connecticut Yankee's incremental increased costs in wholesale rates. If FERC does not allow these costs to be recovered in wholesale rates, we anticipate that the PSB could disallow these costs for recovery in retail rates as well.

Our estimated aggregate obligation related to Connecticut Yankee is about $12.6 million, and, as discussed below, our share of the proposed disallowance would be about $4.7 million.

FERC Rate Case Filing:  In December 2003, Connecticut Yankee's Board of Directors endorsed an updated estimate ("2003 Estimate") of the costs for the plant's decommissioning project. The update reflects the fact that Connecticut Yankee is now directly managing the work (self-performing) to complete decommissioning of the plant following the default termination of Bechtel. The 2003 Estimate of about $831.3 million covers the time period 2000 - 2023 and represents an aggregate increase of about $395 million in 2003 dollars over the costs estimate in its 2000 FERC rate case settlement, which covered the same time period. The new cost estimate includes the cost of providing service under the formula rate contained in its FERC tariff, including decommissioning costs, as well as the replenishment of the Spent Fuel Trust Fund which has been combined with the Decommissioning Trust Fund.

On July 1, 2004, Connecticut Yankee filed the 2003 Estimate with the FERC as part of its rate application ("Filing") seeking additional funding to complete the decommissioning project and for storage of spent fuel through 2023. The Filing requested that new rates become effective January 1, 2005 subject to refund; but the effective date was delayed to February 1, 2005 per an August 20, 2004 FERC Order. The proposed annual decommissioning collection represents a significant increase in annual charges to the sponsor companies, including us, as compared to existing FERC rates.

On February 22, 2005, the Connecticut Department of Public Utility Control ("CT DPUC") filed testimony with FERC. In its filed testimony, the CT DPUC argues that about $215-$225 million of Connecticut Yankee's requested increase is due to Connecticut Yankee's imprudence in managing the decommissioning project while Bechtel was the contractor. Therefore, the CT DPUC recommends a total disallowance of $225-$234 million. If FERC adopts the CT DPUC's recommendations, our share of the proposed disallowance would be about $4.7 million. The current schedule provides for the hearings to start June 1, 2005. Connecticut Yankee anticipates that the process of resolving the matters in the Filing is likely to be contentious and lengthy. We cannot predict the outcome of this proceeding at this time.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Jean H. Gibson Jean H. Gibson, Senior Vice President, Chief Financial Officer, and Treasurer

February 28, 2005